FOR IMMEDIATE RELEASE	January 20, 2017
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF TWO INDIANA COMMUNITIES

FREEHOLD, NJ, January 20, 2017........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of Boardwalk and Parke Place located in Indiana for a total purchase price of $24,437,000. This acquisition consists of one age restricted community containing 195 sites and one all-age community containing 364 sites. The two communities contain a total of 559 developed homesites and are situated on approximately 155 acres. The weighted-average occupancy rate for these communities is approximately 77%. In conjunction with this acquisition, UMH obtained a $14,250,000 mortgage with Wells Fargo/Freddie Mac on the properties. The mortgage has a 4.56% interest rate and a 10-year term with a 30-year amortization.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is very happy to continue to execute on our acquisition program. UMH has performed exceptionally well in the Indiana market. We are very excited to add these two communities to our existing portfolio. We currently own the Highland manufactured home community which is directly adjacent to these two communities. UMH will now own 805 contiguous sites. These are very high quality locations that have numerous vacancies which provides UMH with an opportunity to significantly grow occupancy and revenue for the foreseeable future. UMH continues to seek acquisitions that fit our growth criteria.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates one hundred five manufactured home communities with approximately 19,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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